Exhibit 21.1

Principal Subsidiaries and Variable Interest Entities of the Registrant

Principal Subsidiaries	Place of Incorporation
LingoChamp US Inc.	Delaware
LingoChamp (HK) Limited	Hong Kong
Yuguan Information Technology (Shanghai) Co., Ltd.	PRC
Yulin Cultural Communication (Shanghai) Co., Ltd.	PRC

Variable Interest Entities	Place of Incorporation
Shanghai Mengfan Cultural Communication Co., Ltd.	PRC
Shanghai Liulishuo Information Technology Co., Ltd.	PRC
Jiangsu Liulishuo Education Technology Co., Ltd.	PRC